Exhibit 99.1

ZELTIQ AESTHETICS ANNOUNCES FIRST QUARTER 2013 FINANCIAL RESULTS

REITERATES 2013 GUIDANCE

•	Total revenue of $20.0 million, up 15% compared to $17.4 million in Q1 2012

•	112 systems shipped, compared to 130 systems in Q1 2012, bringing total system installed base to 1,595 systems

•	77,559 cycles shipped, up 21% from Q1 2012 and up 3% sequentially from Q4 2012

Pleasanton, CA., April 25, 2013 – ZELTIQ Aesthetics, Inc., (Nasdaq: ZLTQ) a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform, today announced financial results for the first quarter 2013.

“We are pleased with our financial results particularly given the changes we recently implemented,” said Mark Foley, President and Chief Executive Officer. “The adjustments we have made to our strategy and sales force structure combined with an increased focus on training are beginning to provide positive momentum for us in the marketplace. We continue to believe that our bifurcated sales force structure will allow us to more consistently place new systems into the field which is an important first step in achieving our full year revenue objectives. We remain encouraged by the potential growth opportunity in the non-invasive fat reduction market and continue to believe that we are in the early stages of its evolution. The entire ZELTIQ organization is excited and energized about our start to the year.”

First Quarter Financial Review

Total net revenue for the first quarter 2013 was $20.0 million, consisting of $11.1 million of system revenue and $8.9 million of consumable revenue. This compares to total net revenue of $17.4 million, consisting of $9.0 million of system revenue and $8.4 million of consumable revenue for the first quarter 2012. Fourth quarter 2012 total net revenue was $18.6 million, consisting of $9.6 million of system revenue and $9.0 million of consumable revenue. Cycles shipped increased 21% to 77,559 for the first quarter 2013, compared to 63,948 for the first quarter 2012, and up 3% sequentially compared to the 75,172 cycles shipped for the fourth quarter 2012.

Gross profit was $12.6 million, or 63% of revenue, for the first quarter 2013, compared to gross profit of $11.4 million, or 66% of revenue, for the first quarter 2012. Fourth quarter 2012 gross profit was $12.2 million, or 66% of revenue.

Operating expenses for the first quarter 2013 were $20.1 million, compared to $21.7 million for the first quarter 2012 and $18.7 million for the fourth quarter 2012.

Net loss for the first quarter 2013 was $7.5 million, compared to $10.3 million for the first quarter 2012 and $6.5 million for the fourth quarter 2012. Net loss for the first quarter 2013 was $0.21 per share, compared to a net loss of $0.30 per share for the first quarter 2012, and a net loss of $0.18 per share for the fourth quarter 2012. Weighted average diluted shares outstanding for the first quarter 2013, first quarter 2012, and fourth quarter 2012 was 35.9 million, 34.0 million and 35.8 million, respectively.

$51.6 million cash & cash equivalents, short-term and long-term investments as of March 31, 2013 compared to $58.6 million as of December 31, 2012.

2013 Financial Guidance

ZELTIQ is reiterating its previously stated financial guidance for the full year 2013, provided on its fourth quarter and full year 2012 earnings conference call:

•	Revenue growth of approximately 10%

•	Consumable revenue between 45% to 50% of total revenue

•	Gross margin of approximately 66%

•	Operating expenses between 97% to 100% of total revenue

•	Weighted average basic shares of common stock outstanding of approximately 36 million

Conference Call

ZELTIQ will hold a conference call on Thursday, April 25, 2013, at 5:00 p.m. ET to discuss the results. The dial-in numbers are (877) 280-7291 for domestic callers and (707) 287-9361 for international callers. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.coolsculpting.com.

After the live webcast, the call will remain available on ZELTIQ’s website, www.coolsculpting.com, until ZELTIQ releases its second quarter 2013 financial results. In addition, a telephonic replay of the call will be available until May 2, 2013. The replay dial-in numbers are (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. Please use the replay conference ID number 35973236.

About ZELTIQ® Aesthetics, Inc.

ZELTIQ is a medical technology company focused on developing and commercializing products utilizing its proprietary controlled-cooling technology platform. ZELTIQ’s first commercial product, the CoolSculpting System, is designed to selectively reduce stubborn fat that may not respond to diet or exercise. CoolSculpting is based on the scientific principle that fat cells are more sensitive to cold than the overlying skin and surrounding tissues. It utilizes patented technology of precisely controlled cooling to reduce the temperature of fat cells in the treated area, which is intended to cause fat cell elimination through a natural biological process known as apoptosis. ZELTIQ developed CoolSculpting to safely, noticeably, and measurably reduce the fat layer.

Forward-Looking Statements

The statements made in this press release regarding the benefits ZELTIQ expects as a result of it having bifurcated its sales force, as set forth in Mr. Foley’s quote, and the information under the caption “Full Year 2013 Financial Guidance,” are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond ZELTIQ’s control and that could materially affect the company’s actual business operations and financial performance and condition. Factors that could materially affect ZELTIQ’s business operations and financial performance and condition include, but are not limited to: the recent additions to the commercial sales team may require more time than ZELTIQ expects to integrate these employees into the company; less than anticipated growth in the number of physicians electing to purchase CoolSculpting Systems; patient demand for CoolSculpting procedures may be lower than ZELTIQ expects; product or procedure announcements by competitors may decrease demand for CoolSculpting procedures; ZELTIQ may incorrectly estimate or control its future expenditures; ZELTIQ’s sales and marketing plans may fail to increase sales as ZELTIQ expects; as well as those other risks and uncertainties set forth in ZELTIQ’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 13, 2013. These forward-looking statements speak only as of the date of this press release. ZELTIQ expressly disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Investor Relations:

Patrick F. Williams

ZELTIQ, Senior Vice President and CFO

925-474-2500

Nick Laudico

The Ruth Group

646-536-7030

nlaudico@theruthgroup.com

ZELTIQ Aesthetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended
	March 31,
	2013	2012
Revenue	$19,982	$17,404
Cost of revenue	7,348	5,993

Gross profit	12,634	11,411

Operating expenses:
Research and development	3,749	3,398
Sales and marketing	12,542	14,497
General and administrative	3,808	3,853

Total operating expenses	20,099	21,748

Loss from operations	(7,465)	(10,337)
Interest income, net	24	29
Other expense, net	(34)	(17)

Loss before provision for income taxes	(7,475)	(10,325)
Provision for income taxes	7	20

Net loss	$(7,482)	$(10,345)

Net loss per share, basic and diluted	$(0.21)	$(0.30)

Weighted average shares of common stock outstanding used in computing net loss per share, basic and diluted	35,890,084	34,010,432

ZELTIQ Aesthetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,846	$22,876
Short-term investments	25,359	22,563
Accounts receivable, net	6,008	7,133
Inventory	9,505	10,871
Prepaid expenses and other current assets	4,396	3,600

Total current assets	62,114	67,043
Long-term investments	9,364	13,141
Restricted cash	362	469
Property and equipment, net	2,149	2,336
Intangible asset, net	7,006	7,181
Other assets	99	99

Total assets	$81,094	$90,269

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,515	$4,976
Accrued liabilities	11,038	11,076
Deferred revenue	1,042	1,401

Total current liabilities	14,595	17,453
Other non-current liabilities	229	236

Total liabilities	$14,824	$17,689

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	66,270	72,580

Total liabilities and stockholders’ equity	$81,094	$90,269

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